UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 1, 2014 (July 30, 2014)
Date of Report (Date of earliest event reported)

Caesars Acquisition Company
(Exact name of registrant as specified in its charter)

Delaware	001-36207	46-2672999
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification Number)
One Caesars Palace Drive
Las Vegas, Nevada 89109
(Address of principal executive offices) (Zip Code)

(702) 407-6000
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Committee Chairman Appointment and Director Compensation

On July 30, 2014, the Board of Directors (the “Board”) of Caesars Acquisition Company (the “Company”) appointed Mr. Don Kornstein as Chairman of the Company’s Audit Committee.

On July 30, 2014, the Board approved an increase in compensation for directors Don Kornstein, Marc Beilinson and Philip Erlanger to reflect their increased responsibility for service on committees of the board of directors, effective as of July 30, 2014. Currently, each of Messrs. Beilinson, Erlanger and Kornstein receive $75,000 in annual compensation for their service as members of the Board. In addition to their service as members of the Board, Mr. Kornstein will receive additional compensation of $10,000 as Chairman of the Company’s Audit Committee, $25,000 as a member of the Company’s Audit Committee and $15,000 for his service on the Company’s Human Resources Committee. Mr. Beilinson will receive an additional $25,000 for his service on the Company’s Audit Committee and Mr. Erlanger will receive an additional $25,000 for his service on the Company’s Audit Committee.

Caesars Interactive Entertainment, Inc. Liquidity Plan

The Human Resources Committee (the “Committee”) of the Board of the Company approved the Caesars Interactive Entertainment, Inc. (“CIE”) Liquidity Plan, effective as of February 10, 2014 (the “Liquidity Plan”). The Liquidity Plan is designed to provide liquidity to eligible holders of CIE shares, options and warrants.  For purposes of the Liquidity Plan, an eligible individual is any employee, consultant or service provider of CIE or its affiliates.  The Liquidity Plan is administered by the Committee and can be amended or terminated by the Committee at any time. The Liquidity Plan was previously filed as Exhibit 10.1 to the Current Report on Form 8-K dated as of February 14, 2014.
On July 30, 2014, the Committee approved the purchase of shares underlying stock options and owned shares under the Liquidity Plan and approved the following share purchases for the following named executive officers. The purchase price was $10,710 per share, which was the fair market value of the CIE Shares determined by the Committee as of June 30, 2014. While under the Plan there is no requirement that the party accept the offer to purchase, each of Messrs. Garber and Abrahams accepted CIE’s offer to purchase the shares underlying vested stock options each holds. The stock options have an exercise price of $1,586.50 per underlying share.

Name	Number of Shares Underlying Options to Purchase	Payment Amount
Mitch Garber	471.4922	$4,301,659.00
Craig Abrahams	93.9792	$857,419.58

Item 7.01 Regulation FD Disclosure.

On May 5, 2014, Caesars Growth Partners, LLC (“Growth Partners”), a controlled subsidiary of the Company, entered into a Note Purchase Agreement to sell to certain bonds held by a subsidiary of Growth Partners, as more fully described in that certain Current Report on Form 8-K dated as of May 6, 2014. On July 29, 2014, CGP received approximately $451.9 million of consideration (including accrued and unpaid interest) as part of the closing of the Note Purchase Agreement.
As previously announced on May 6, 2014, CGP had committed to make an order to purchase a portion of the B-7 term loans issued by Caesars Entertainment Operating Company, Inc. with all of the proceeds from the note purchase transaction described above. CGP did not receive an allocation of B-7 term loans from the arrangers in the marketing and allocation process.

The information set forth in this Item 7.01 of this Current Report on Form 8-K is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing. The filing of this Item 7.01 of this Current Report on Form 8-K shall not be deemed an admission as to the materiality of any information herein that is required to be disclosed solely by reason of Regulation FD.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2014	CAESARS ACQUISITION COMPANY

By: /s/ Craig J. Abrahams
Craig J. Abrahams
Chief Financial Officer